UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 2, 2007

MoSys, Inc.

(Exact name of registrant as specified in its charter)

000-32929
(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

755 N. Mathilda Avenue
Sunnyvale, California 94085
(Address of principal executive offices, with zip code)

(408) 731-1800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 2, 2007, MoSys, Inc. (the “Company”) entered into an asset purchase agreement and a transition services agreement with Atmel Corporation with respect to the purchase of several mixed signal integrated circuit designs and related assets from Atmel, including the rights to acquire an Atmel subsidiary located in Romania that employs 58 people and another Atmel subsidiary located in Shanghai, China that employs 45 people.  Under the agreement MoSys paid cash, assumed liabilities of Atmel and its subsidiaries, and agreed to reimburse some pre-closing operating expenses, the total amount of all of which is less than $2.0 million.  Pending required local government approval of the transfer of ownership of these subsidiaries to the Company, Atmel has agreed to operate both entities for the Company at the Company’s expense for a term of up to six months pursuant to a transition services agreement.  The Company estimates these direct expenses to be approximately $1.2 million per quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

Date: July 9, 2007	By:	/s/ Jim Pekarsky
Jim Pekarsky
Vice President of Finance and Administration
Chief Financial Officer